Exhibit 99.1

SYSOREX ANNOUNCES REVERSE STOCK SPLIT

Herndon, Virginia, July 29, 2019 – Sysorex, Inc. (OTCQB: SYSX) (“Sysorex”), today announced that Sysorex’s Board of Directors has approved a reverse stock split of its common stock whereby every one hundred (100) shares of its outstanding common stock or shares of common stock held by Sysorex as treasury stock will automatically be combined into one (1) share of common stock. The reverse split will be effective as of the commencement of trading on July 30, 2019. The common stock has been assigned a new CUSIP number (87185L 206) in connection with the reverse stock split.

Sysorex is an established provider of IT solutions and professional services enabling customers to manage, protect, and monetize their enterprise assets whether on-premises, in the cloud, or via mobile. These products include enterprise computing, storage, virtualization, networking, etc. and the services include custom application and software design, architecture and development, staff augmentation and project management. Investors can find real-time quotes and market information for Sysorex at www.otcmarkets.com.

ABOUT SYSOREX

Sysorex provides information technology and telecommunications solutions and services to commercial and government customers primarily in the United States. Sysorex’s goal is to deliver right-fit information technology solutions that help organizations reach their next level of business advantage. To that end, Sysorex provides a variety of IT services and/or technologies that enable customers to manage, protect, and monetize their enterprise assets whether on-premises, in the cloud, or via mobile. For more information regarding Sysorex, please visit www.sysorexinc.com

Cautionary Statement Regarding Forward Looking Statements

All statements in this release that are not based on historical fact are “forward-looking statements” (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended), including but not limited to statements regarding Sysorex’s expectations of its ability to effectively pursue its operating priorities and strategies and to achieve growth and profitability. You can identify these forward-looking statements by the use of words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. These forward-looking statements are subject to a number of risks, including those described in the risk factors set forth in Sysorex’s filings with the SEC, which are available on the SEC’s web site at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this press release and in Sysorex’s filings with the SEC. Sysorex undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

For More Information:

CORE IR
Scott Arnold, +1 516-222-2560
Managing Director
www.coreir.com